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Registration Statement No. 333-132936-14
Securities Act of 1933, Rule 424(b)(2)

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 3, 2008

PRICING SUPPLEMENT NO. K4 TO
PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$

Credit Suisse

Buffered Accelerated Return Equity Securities (BARES)SM

due January 8, 2010

Linked to the Performance of a Basket of Equity Indices and an Exchange-Traded Fund

Issuer:	Credit Suisse, acting through its Nassau branch (S&P AA-, Moody's Aa1)†
CUSIP:
Trade Date:	The day on which the securities are priced for initial sale to the public, which is expected to be July 3, 2008.
Maturity Date:	January 8, 2010, subject to postponement if a market disruption event occurs on the valuation date.
Valuation Date:	January 5, 2010, subject to postponement upon the occurrence of a market disruption event.
Coupon:	We will not pay interest on the securities being offered by this pricing supplement.
Underlying Basket:	The basket return will be based on the performance during the term of the securities of a basket of four reference indices ("the reference indices") and one exchange-traded fund (together with the reference indices, the "underlyings") having the following weightings:
Underlying	Bloomberg Ticker	Initial Level	Weighting
S&P 500® Index	SPX <Index>		50%
Dow Jones EURO STOXX 50® Index	SX5E <Index>		20%
FTSE™ 100 Index	UKX <Index>		10%
S&P/TSX 60 Index	SPTSX60 <Index>		5%
iShares MSCI Emerging Markets Index Fund	EEM <Equity>		15%
Redemption Amount:	You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities that you hold multiplied by the sum of 1 plus the basket return. The basket return will be determined as follows:
• If the final basket level is less than the initial basket level, the basket return, which will be positive, will equal two times the percentage decrease in the basket level, but in no event will the basket return be greater than the maximum return.
• If the final basket level is greater than or equal to the initial basket level but less than or equal to 118% of the initial basket level, the basket return will be zero and you will receive only an amount equal to the principal amount of your securities at maturity. Therefore, your investment is protected for the first 18% increase in the basket level.
• If the final basket level is greater than 118% of the initial basket level, the basket return, which will be negative, will equal 118% of the initial basket level minus the final basket level, divided by the initial basket level. In no event will the basket return be less than -100%. Therefore, if the basket appreciates by more than 18% over the term of the securities, you will receive less than the principal amount of your securities at maturity and you could lose the entire amount of your initial investment.
Maximum Return:	Not less than 22.50%, to be set on the trade date.
Initial Level:	For each underlying, the closing level of such underlying on the trade date.
Listing:	The securities will not be listed on any securities exchange.
†
A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

    Please refer to "Risk Factors" beginning on page PS-9 of this pricing supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per Security	$1,000.00	$1.00	$999.00
Total

Delivery of the securities in book-entry form only will be made through The Depository Trust Company. We expect that delivery of the securities will be made against payment therefor on or about July 9, 2008.

This pricing supplement does not constitute, and may not be used for the purposes of, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation, and no action is being taken to permit an offering of the securities or the distribution of this pricing supplement in any jurisdiction where such action is prohibited by law.

The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

The date of this pricing supplement is July      , 2008.

Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007 and the prospectus supplement dated March 24, 2008 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

SUMMARY

        The following is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. You should read this pricing supplement and the accompanying prospectus supplement and prospectus carefully to understand fully the terms of the securities and other considerations that are important to you in making a decision about investing in the securities. You should, in particular, review the section entitled "Risk Factors" in this pricing supplement, which highlights a number of risks related to the securities, to determine whether an investment in the securities is appropriate for you. All of the information set forth below is qualified in its entirety by the detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

What are the Buffered Accelerated Return Equity Securities?

        The Buffered Accelerated Return Equity Securities (BARES)SM, or the securities, are medium-term notes issued by us, the return on which is linked to the performance of a basket consisting of five underlyings, the S&P 500 Index, the Dow Jones EURO STOXX 50 Index (the "EURO STOXX 50 Index"), the FTSE 100 Index, the S&P/TSX 60 Index and the iShares MSCI Emerging Markets Index Fund (the "Index Fund"). You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of one plus the basket return, calculated as set forth below. The redemption amount will never be less than zero and you will receive a positive return on your investment, up to the maximum return, only if the basket level declines over the term of the securities. The securities do not guarantee a full return of the principal amount.

Are there risks involved in investing in the securities?

        An investment in the securities involves risks. You should carefully read the section entitled "Risk Factors" in this pricing supplement.

        The securities are not principal-protected.    An investment in the securities is not principal-protected and you may receive less at maturity than you originally invested in the securities. If the final basket level is greater than 118% of the initial basket level (each as calculated in accordance with the terms of the securities), you will bear a loss equal to a portion of the appreciation in the basket and you could lose the entire principal amount of your investment.

        Your return on the securities will be more than your principal amount, up to the maximum return, if the basket depreciates and will be less than your principal amount if the basket appreciates by more than 18%.    On the maturity date you will receive more than your principal amount invested only if the final basket level on the valuation date is less than the initial basket level. If the final basket level on the valuation date is greater than 118% of the initial index level, you will receive less than your principal amount invested and you could lose the entire principal amount of your investment.

Will I receive interest on the securities?

        No. You will not receive any interest payments on the securities for the entire term of the securities.

Will I receive any dividend payments on, or have rights in, the stocks comprising the underlyings?

        As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the Index Fund or the stocks held by the Index Fund or included in the any of the reference indices would have.

Will there be an active trading market in the securities?

        The securities will not be listed on any securities exchange. Accordingly, there is no assurance that a liquid trading market will develop for the securities. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time.

        If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

What are the U.S. federal income tax consequences of investing in the securities?

        Please refer to "Certain United States Federal Income Tax Considerations" in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the securities.

How is the redemption amount calculated?

        The redemption amount at maturity will equal an amount in dollars per security determined in accordance with the following formula:

redemption amount = principal amount × (1 + basket return)

        The basket return is expressed as a percentage and is calculated as follows:

  •
  If the final basket level is less than the initial basket level:

2 x	initial basket level – final basket level Initial basket Level	;	provided that the basket return in no event will be greater than the maximum return.
  •
  If the final basket level is greater than or equal to the initial basket level but less than or equal to 118% of the initial basket level, the basket return will be zero and you will receive only an amount equal to the principal amount of your securities at maturity.

        Therefore, your investment is protected for the first 18% increase in the basket level.

  •
  If the final basket level is greater than 118% of the initial basket level:

(1.18 × initial basket level) – final basket level initial basket level	;	provided that the basket return in no event will be less than -100%.

    Therefore, if the basket appreciates by more than 18% over the term of the securities, you will receive less than the principal amount of your securities at maturity and you could lose the entire amount of your initial investment.

        For purposes of calculating the basket return:

  •
  The "basket level," on any index business day is equal to the sum of:

  (i)
  the product of (x) 0.50, the weighting of the S&P 500 Index in the basket, and (y) the closing level of the S&P 500 Index on that index business day divided by the initial level of the S&P 500 Index;

  (ii)
  the product of (x) 0.20, the weighting of the EURO STOXX 50 Index in the basket, and (y) the closing level of the EURO STOXX 50 Index on that index business day divided by the initial level of the EURO STOXX 50 Index;

  (iii)
  the product of (x) 0.10, the weighting of the FTSE 100 Index in the basket, and (y) the closing level of the FTSE 100 Index on that index business day divided by the initial level of the FTSE 100 Index;

  (iv)
  the product of (x) 0.05, the weighting of the S&P/TSX 60 Index in the basket, and (y) the closing level of the S&P/TSX 60 Index on that index business day divided by the initial level of the S&P/TSX 60 Index; and

  (v)
  the product of (x) 0.15, the weighting of the Index Fund in the basket, and (y) the closing level of the Index Fund multiplied by the share adjustment factor on that index business day divided by the initial level of the Index Fund.

  •
  The "initial basket level" will equal 1.0.

  •
  The "final basket level" will equal the basket level on the valuation date.

  •
  The "initial level" for each underlying is indicated on the cover of this pricing supplement.

  •
  The "maximum return" is a percentage, not less than 22.50%, to be set on the trade date.

  •
  The "share adjustment factor" will be set to 1.0 on the trade date and is subject to adjustment as described under "Description of the Securities—Anti-Dilution Adjustments" in this pricing supplement.

        Please refer to "Description of the Securities—Redemption at Maturity" and "—Market Disruption Events" in this pricing supplement.

What are some hypothetical redemption amounts at maturity of the securities?

        The table below sets forth a sampling of hypothetical redemption amounts at maturity of a $1,000 investment in the securities and assumes a maximum return of 22.50%. The actual value of the maximum return will be set on trade date.

Principal Amount of Securities	Percentage Difference between Initial Basket Level and Final Basket Level	Redemption Amount at Maturity
$1,000	120.00%	$0
$1,000	118.00%	$0
$1,000	110.00%	$80
$1,000	100.00%	$180
$1,000	90.00%	$280
$1,000	80.00%	$380
$1,000	70.00%	$480
$1,000	60.00%	$580
$1,000	50.00%	$680
$1,000	40.00%	$780
$1,000	30.00%	$880
$1,000	20.00%	$980
$1,000	18.00%	$1,000
$1,000	10.00%	$1,000
$1,000	5.00%	$1,000
$1,000	0.00%	$1,000
$1,000	-5.00%	$1,100
$1,000	-10.00%	$1,200
$1,000	-11.25%	$1,225
$1,000	-20.00%	$1,225
$1,000	-22.50%	$1,225
$1,000	-30.00%	$1,225
$1,000	-40.00%	$1,225
$1,000	-50.00%	$1,225
$1,000	-60.00%	$1,225
$1,000	-70.00%	$1,225
$1,000	-80.00%	$1,225
$1,000	-90.00%	$1,225
$1,000	-100.00%	$1,225

Hypothetical examples of redemption amounts payable at maturity

        The following examples illustrate how the hypothetical redemption amounts set forth in the table above are calculated.

  Example 1: The basket level decreases by 20% from the initial basket level to the final basket level.

Initial basket level:	1.00
Final basket level:	0.80

  Because the final basket level is less than the initial basket level, the basket return and the redemption amount at maturity are calculated as follows:

basket return	=	the lesser of	(i) 2 × [(initial basket level – final basket level)/initial basket level]; and (ii) the maximum return
	=	the lesser of	(i) 2 × [(1.0 – 0.8)/1.0]; and (ii) 22.50%
	=	22.50%
redemption amount	=	principal amount × (1 + basket return)
	=	$1,000 × (1 + 22.50%)
	=	$1,225.00

  Example 2: The basket level decreases by 5% from the initial basket level to the final basket level.

Initial basket level:	1.00
Final basket level:	0.95

  Because the final basket level is less than the initial basket level, the basket return and the redemption amount at maturity are calculated as follows:

basket return	=	the lesser of	(i) 2 × [(initial basket level – final basket level)/initial basket level]; and (ii) the maximum return
	=	the lesser of	(i) 2 × [(1.0 – 0.95)/1.0]; and (ii) 22.50%
	=	10.00%
redemption amount	=	principal amount × (1 + basket return)
	=	$1,000 × (1 + 10.00%)
	=	$1,100.00

  Example 3: The basket level increases by 5% from the initial basket level to the final basket level.

Initial basket level:	1.00
Final basket level:	1.05

  Because the final basket level is greater than the initial basket level but less than or equal to 118% of the initial basket level, the basket return is zero and the redemption amount at maturity is calculated as follows:

basket return	=	0.00%
redemption amount	=	principal amount × (1 + basket return)
	=	$1,000 × (1 + 0.00%)
	=	$1,000.00

  Example 4: The basket level increases by 20% from the initial basket level to the final basket level.

Initial basket level:	1.00
Final basket level:	1.20

  Because the final basket level is greater than 118% of the initial basket level, the basket return and the redemption amount at maturity are calculated as follows.

basket return	=	the greater of	(i) [(1.18 × initial basket level) – final basket level]/initial basket level; and (ii) -100%
	=	the greater of	(i) [(1.18 × 1.0) – 1.2]/1.0; and (ii) -100%
	=	-2.00%
redemption amount	=	principal amount × (1 + basket return)
	=	$1,000 × (1 + -2.00%)
	=	$980.00

  Example 5: The basket level increases by 50% from the initial basket level to the final basket level.

Initial basket level:	1.00
Final basket level:	1.50

  Because the final basket level is greater than 118% of the initial basket level, the basket return and the redemption amount at maturity are calculated as follows.

basket return	=	the greater of	(i) [(1.18 × initial basket level) – final basket level]/initial basket level; and (ii) -100%
	=	the greater of	(i) [(1.18 × 1.0) – 1.5]/1.0; and (ii) -100%
	=	-32.00%
redemption amount	=	principal amount × (1 + basket return)
	=	$1,000 × (1 + -32.00%)
	=	$680.00

  Example 6: The basket level increases by 120% from the initial basket level to the final basket level.

Initial basket level:	1.00
Final basket level:	2.20

  Because the final basket level is greater than 118% of the initial basket level, the basket return and the redemption amount at maturity are calculated as follows.

basket return	=	the greater of	(i) [(1.18 × initial basket level) – final basket level]/initial basket level; and (ii) -100%
	=	the greater of	(i) [(1.18 × 1.0) – 2.2]/1.0; and (ii) -100%
	=	-100.00%
redemption amount	=	principal amount × (1 + basket return)
	=	$1,000 × (1 + -100.00%)
	=	$0.00

        The graph of hypothetical returns at maturity set forth below is intended to demonstrate the return of the securities at maturity. The dashed gray line shows the hypothetical percentage return at maturity for an investment in an instrument directly linked to the value of the basket. The solid black line shows the hypothetical percentage return at maturity for a similar investment in the securities.

        These examples are for illustration purposes only. The actual basket return and your redemption amount at maturity will depend on the final basket level determined by the calculation agent as provided in this pricing supplement.

RISK FACTORS

        An investment in the securities involves significant risks and is not equivalent to investing directly in the underlyings or any of the component stocks comprising the underlyings. This section describes significant risks relating to the securities. You should carefully read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus supplement and prospectus before investing in the securities.

The securities are not principal-protected

        An investment in the securities is not principal-protected. If the final basket level is greater than the initial basket level by more than 18%, you will receive less at maturity than you originally invested and you could lose the entire amount of your initial investment.

The securities are subject to a maximum return

        If the basket level declines over the term of the securities, your return will be equal to two times the percentage decrease in the basket level, subject to a cap. Thus, while you may benefit from an enhanced return if the basket level declines, in no event will your return be greater than the maximum return. You will not benefit from any depreciation of the basket beyond the amount that results in the basket return being equal to the maximum return.

The securities do not pay interest

        We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the redemption amount at maturity is based on the appreciation or depreciation of the basket. Because the redemption amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

An investment in the securities is not the same as an investment in the Index Fund or the stocks held by the Index Fund or included in any of the reference indices

        The payment of dividends on the stocks that comprise the reference indices has no effect on the calculation of the levels of the reference indices. The shares of the Index Fund, which are traded on the New York Stock Exchange, are subject to market supply and investor demand, and the market value of one such share may differ from the net asset value per share of the Index Fund. The value of the Index Fund also reflects associated fees and expenses. Therefore, the return on your investment in the securities which is based on the percentage change in the level of the basket is not the same as the total return based on the purchase of the Index Fund or the stocks held by the Index Fund or included in any of the reference indices. As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the Index Fund or the stocks held by the Index Fund or included in any of the reference indices would have. In addition, because of the cap on the basket return, the amount you receive at maturity on the securities could be less than, if you owned for a similar period, a security directly linked to the performance of the underlyings without such a cap.

The formula for determining the redemption amount does not take into account all developments in the basket prior to the valuation date

        Changes in the level of the basket during the term of the securities before the valuation date may not be reflected in the calculation of the redemption amount payable at maturity. The calculation agent will calculate the redemption amount by comparing the initial basket level only with the final basket level determined on the valuation date. No other basket level will be taken into account. As a result, you may lose part of your investment even if the basket has declined at certain times during the term of the securities before appreciating to a level greater than 118% of the initial basket level on the valuation date.

There may be little or no secondary market for the securities

        The securities will not be listed on any securities exchange. Accordingly, there is no assurance that a liquid trading market will develop for the securities. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

You have no recourse to the sponsors of the underlyings, the issuers of the stocks comprising the reference indices or the issuers of the stocks held by the Index Fund

        You will have no rights against Standard & Poor's, Dow Jones, STOXX, FTSE or iShares as the sponsors of the underlyings (the "sponsors"), against any issuer of a stock included in any reference index or against any issuer of a stock held by the Index Fund. The securities are not sponsored, endorsed, sold or promoted by any sponsor or any such issuer. None of the sponsors nor any such issuer has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. None of the sponsors nor any such issuer makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the securities particularly, or the ability of any reference index or the Index Fund to track general stock performance. Each reference index is determined, composed and calculated by its respective sponsor without regard to us or the securities and such sponsor has no obligation to take our needs or your needs into consideration in determining, composing or calculating its reference index. The Index Fund is maintained and managed by iShares without regard to us or the securities and iShares has no obligation to take our needs or your needs into consideration in maintaining and managing the Index Fund.

        None of the sponsors nor any issuer of a stock included in any reference index or a stock held by the Index Fund is responsible for, and none of them has participated in the determination of, the timing, prices or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash, and none of them has any liability in connection with the administration, marketing or trading of the securities.

The U.S. federal income tax consequences of the securities are uncertain

        No ruling is being requested from the Internal Revenue Service, or the IRS, with respect to the securities and we cannot assure you that the IRS or any court will agree with the tax treatment described under "Certain United States Federal Income Tax Considerations" in this pricing supplement.

The market value of the securities may be influenced by many factors that are unpredictable

        Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

  •
  The current level of the basket.

  •
  Interest and yield rates in the market.

  •
  Economic, financial, political and regulatory or judicial events that affect the components comprising the underlyings or stock markets generally and that may affect the appreciation and depreciation of the underlyings.

  •
  The volatility of the underlyings.

  •
  The time remaining to maturity of the securities.

  •
  The dividend rates on the stocks comprising the underlyings.

  •
  Credit Suisse's creditworthiness.

        Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of the impact of any change resulting from another factor or factors.

Anti-dilution protection is limited

        The calculation agent will make adjustments to the closing level of the Index Fund for certain events affecting the shares of the Index Fund. See "Description of the Securities—Anti-Dilution Adjustments." The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

Our hedging activity may affect the value of the components comprising the underlyings and therefore the market value of the securities

        We expect to hedge our obligations under the securities through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the components comprising the underlyings, in shares of the Index Fund or in other instruments, such as options, swaps or futures, based upon the components comprising the underlyings. This hedging activity could affect the value of the underlyings and therefore the market value of the securities. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Credit Suisse Securities (USA) LLC is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Credit Suisse Securities (USA) LLC, as a result of dealer discounts, mark-ups or other transaction costs. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the securities declines.

Historical performance of the underlyings and the basket is not indicative of future performance

        The future performance of the underlyings and the basket cannot be predicted based on their historical performance. We cannot guarantee that the level of the basket will decrease or that you will not receive at maturity an amount substantially less than the principal amount of the securities or that you will not lose the entire amount of your initial investment.

Adjustments to the underlyings could adversely affect the securities

        Each reference index is determined, composed and calculated by its respective sponsor without regard to us or the securities and such sponsor has no obligation to take our needs or your needs into consideration in determining, composing or calculating its reference index. Such sponsor can add, delete or substitute the components comprising its reference index or make other methodological changes that could change the value of such reference index at any time. Such sponsor may discontinue or suspend calculation or dissemination of its reference index.

        The Index Fund is maintained and managed by iShares without regard to us or the securities and iShares has no obligation to take our needs or your needs into consideration in maintaining and managing the Index Fund. iShares can modify its policies concerning the calculation of the Index Fund's net asset value, additions, deletions or substitutions of stocks held by the Index Fund and the manner in which changes affecting the index underlying the Index Fund are reflected in the Index Fund which could affect the market price of the shares of the Index Fund.

        If one or more of these events occurs, the calculation of the redemption amount at maturity will be adjusted to reflect such event or events. Please refer to "Description of the Securities—Adjustments to the Calculation of the Underlyings." Consequently, any of these actions could adversely affect the redemption amount at maturity and/or the market value of the securities.

Changes in the value of one or more of the underlyings may offset each other

        Price movements in the underlyings may not correlate with each other. At a time when the level of one or more of the underlyings decreases, the level of one or more of the other underlyings may not decrease as much or may increase. In addition, because the basket is not equally weighted among the underlyings, a decrease in the level of an underlying with a lesser weighting will not offset an equivalent increase in the level of an underlying with a greater weighting. For example, a 100% decrease in the level of the S&P/TSX 60 Index would be more than offset by a 20% increase in the level of the S&P 500 Index.

        Therefore, in calculating the final basket level on the valuation date, decreases in the level of one or more of the underlyings may be moderated, or wholly offset, by increases in the level of one or more of the other underlyings. You can review the historical levels of each of the underlyings in this pricing supplement under "The Underlyings." You cannot predict the future performance of any of the Underlyings or of the basket as a whole, or whether decreases in the levels of any of the underlyings will be offset by increases in the levels of other underlyings, based on their historical performance.

Investing in a security linked to shares in foreign markets and emerging markets bears potential risks

        The Index Fund holds stocks of companies that are domiciled and which trade in foreign markets. An investment in the securities involves considerations that may not be associated with a security linked only to indices based on the stocks of U.S. issuers. These considerations relate to foreign market factors generally and may include, for example, different accounting requirements and regulations, different securities trading rules and conventions and different and, in some cases, more adverse, economic environments. Investments in emerging markets are subject to a greater risks than investments in a developed market. This is due to, among other things, greater market volatility, lower trading volume, political and economic instability, greater risk of market shutdown and more governmental limitations on foreign investment policy than typically found in developed markets.

The securities may be subject to currency exchange risk because the Index Fund, but not all of the component stocks underlying the Index Fund, are denominated in U.S. dollars

        The Index Fund, but not all of the component stocks underlying the Index Fund, are denominated in U.S. dollars. Because the prices of the component stocks underlying the Index Fund will be converted into U.S. dollars for the purposes of calculating the value of the Index Fund, your investment will be exposed to currency exchange risk with respect to each of the non-U.S. countries represented in the Index Fund. Your net exposure to such risk will depend on the extent to which the non U.S. currencies in which the component stocks underlying the Index Fund are denominated strengthen or weaken relative to the U.S. dollar. If the U.S. dollar weakens relative to any of the currencies in which the component stocks underlying the Index Fund are denominated, the value of the Index Fund may be positively affected, and the redemption amount payable on the securities at maturity may be reduced. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the relevant foreign countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Index Fund, the United States and other countries important to international trade and finance.

There may be potential conflicts of interest

        We, Credit Suisse Securities (USA) LLC and/or any other affiliate may from time to time buy or sell stocks underlying the reference indices or held by the Index Fund, shares of the Index Fund or derivative instruments related to the underlyings for our or their own accounts in connection with our or their normal business practices. Although we do not expect them to, these transactions could affect the price of such stocks or the value of the underlyings, and thus affect the market price of the securities.

        In addition, because Credit Suisse International, which is initially acting as the calculation agent for the securities, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

        Finally, we and our affiliates may, now or in the future, engage in business with any of the issuers of the stocks underlying the reference indices or held by the Index Fund, including providing advisory services. These services could include investment banking and mergers and acquisitions advisory services. These activities could present a conflict of interest between us or our affiliates and you. We or our affiliates have also published and expect to continue to publish research reports regarding some or all of the issuers of the stocks underlying the reference indices or held by the Index Fund. This research is modified periodically without notice and may express opinions or provide recommendations that may affect the market price of such stocks and/or the levels of the reference indices and the value of the Index Fund and, consequently, the market price of the securities.

        The original issue price of the securities includes commissions paid to Credit Suisse Securities (USA) LLC and certain costs of hedging our obligations under the securities. The affiliates through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected.

Assuming no changes in market conditions or any other relevant factors, the value of the securities on the settlement date will be less than the original issue price

        While the payment at maturity described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities may include commissions paid to agents and will include the cost of hedging our obligations under the securities. Therefore, the value of the securities on the settlement date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the securities after the settlement date. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

A market disruption event may postpone the calculation of the final basket level or the maturity date

        In the event that a market disruption event exists on the valuation date, the maturity date of the securities will be postponed to the fifth business day following the day on which the final basket level has been calculated. Consequently, the existence of a market disruption event could result in a postponement of the maturity date, but no interest or other payment will be payable because of any such postponement. Please refer to "Description of the Securities—Maturity Date" and "—Market Disruption Events" in this pricing supplement.

CREDIT SUISSE

        Credit Suisse, a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group. Credit Suisse's registered head office is in Zurich, and it has additional executive offices and principal branches located in London, New York, Hong Kong, Singapore and Tokyo. Credit Suisse's registered head office is located at Paradeplatz 8, CH-8070 Zurich, Switzerland, and its telephone number is 41-44-333-1111.

        Credit Suisse, Nassau branch, was established in Nassau, Bahamas in 1971 and is, among other things, a vehicle for various funding activities of Credit Suisse. The Nassau branch exists as part of Credit Suisse and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. The Nassau branch is located at Shirley & Charlotte Streets, Bahamas Financial Centre, 4th Floor, P.O. Box N-4928, Nassau, Bahamas, and its telephone number is 242-356-8125.

        For further information about our company, we refer you to the accompanying prospectus supplement and prospectus and the documents referred to under "Incorporation by Reference" on page S-11 of the prospectus supplement and "Where You Can Find More Information" on page 3 of the accompanying prospectus.

USE OF PROCEEDS AND HEDGING

        The net proceeds from this offering will be approximately $                . We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of our existing debt outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the securities.

        One or more of our affiliates before and following the issuance of any securities may acquire or dispose of the stocks comprising the reference indices or included in the Index Fund, shares of the Index Fund or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, any of the underlyings or the stocks comprising the reference indices or included in the Index Fund to hedge our obligations under the securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the levels of the underlyings. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the levels of the underlyings, there can be no assurance that the levels of the underlyings will not be affected.

        From time to time after issuance and prior to the maturity of any securities, depending on market conditions (including the levels of the underlyings), in connection with hedging certain of the risks associated with the securities, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the underlyings, or the stocks comprising the reference indices or included in the Index Fund. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the underlyings or the stocks comprising the reference indices or included in the Index fund, we or one or more of our affiliates may liquidate a portion of those holdings at or about the time of the maturity of any securities.

        Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates' hedging activities will not be limited to any particular securities exchange or market. The original issue price of the securities will include the commissions paid to Credit Suisse Securities (USA) LLC with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

DESCRIPTION OF THE SECURITIES

General

        The securities are medium-term notes as described in the accompanying prospectus supplement.

Redemption; Defeasance

        The securities are not subject to redemption at our option or repayment at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities—Defeasance."

Maturity Date

        The maturity date for the securities is specified on the cover of this pricing supplement; however, if a market disruption event exists on the valuation date, as determined by the calculation agent, the maturity date will be determined as discussed below under "—Market Disruption Events." No interest or other payment will be payable because of any postponement of the maturity date.

Redemption at Maturity

        Unless previously purchased by us and cancelled, each security will be redeemed on the maturity date at the cash redemption amount determined in accordance with the following formula:

redemption amount = principal amount × (1 + basket return)

        The basket return is expressed as a percentage and is calculated as follows:

  •
  If the final basket level is less than the initial basket level:

2 ×	initial basket level – final basket level initial basket level	;	provided that the basket return in no event will be greater than the maximum return.
  •
  If the final basket level is greater than or equal to the initial basket level but less than or equal to 118% of the initial basket level, the basket return will be zero and you will receive only an amount equal to the principal amount of your securities at maturity.

  Therefore, your investment is protected for the first 18% increase in the basket level.

  •
  If the final basket level is greater than 118% of the initial basket level:

(1.18 × initial basket level) – final basket level initial basket level	;	provided that the basket return in no event will be less than -100%.

    Therefore, if the basket appreciates by more than 18% over the term of the securities, you will receive less than the principal amount of your securities at maturity and you could lose the entire amount of your initial investment.

        For purposes of calculating the basket return:

  •
  The "basket level," on any index business day, is equal to the sum of:

  (vi)
  the product of (x) 0.50, the weighting of the S&P 500 Index in the basket, and (y) the closing level of the S&P 500 Index on that index business day divided by the initial level of the S&P 500 Index;

    (vii)
    the product of (x) 0.20, the weighting of the EURO STOXX 50 Index in the basket, and (y) the closing level of the EURO STOXX 50 Index on that index business day divided by the initial level of the EURO STOXX 50 Index;

    (viii)
    the product of (x) 0.10, the weighting of the FTSE 100 Index in the basket, and (y) the closing level of the FTSE 100 Index on that index business day divided by the initial level of the FTSE 100 Index;

    (ix)
    the product of (x) 0.05, the weighting of the S&P/TSX 60 Index in the basket, and (y) the closing level of the S&P/TSX 60 Index on that index business day divided by the initial level of the S&P/TSX 60 Index; and

    (x)
    the product of (x) 0.15, the weighting of the Index Fund in the basket, and (y) the closing level of the Index Fund multiplied by the share adjustment factor on that index business day divided by the initial level of the Index Fund.

  •
  The "initial basket level" will equal 1.0.

  •
  The "final basket level" will equal the basket level on the valuation date.

  •
  The "initial level" for each underlying is indicated on the cover of this pricing supplement.

  •
  The "maximum return" is a percentage, not less than 22.50%, to be set on the trade date.

  •
  The "share adjustment factor" will be set to 1.0 on the trade date and is subject to adjustment as described under "Description of the Securities—Anti-Dilution Adjustments" in this pricing supplement.

        The "closing level" (i) for any reference index will be, on any relevant index business day, the level of that reference index determined by the calculation agent at the "valuation time" for that reference index, which is the time at which the index sponsor for that reference index calculates the closing level of that reference index on such index business day, as such level is calculated and published by such index sponsor, subject to the provisions described under "—Adjustments to the Calculation of the Underlyings" below; and (ii) for the Index Fund, will be on any relevant index business day, the last reported sale price for one share of the Index Fund, regular way, of the principal trading session on such day on the New York Stock Exchange (or such other national securities exchange on which the Index Fund is listed or admitted to trading), subject to the provisions described under "—Adjustments to the Calculation of the Underlyings" below.

        An "index business day" with respect to any underlying is any day that is (or, but for the occurrence of a market disruption event, would have been) a day on which trading is generally conducted on the relevant exchange and related exchanges (each as defined below), other than a day on which one or more of the relevant exchanges or related exchanges is scheduled to close prior to its regular weekday closing time. "Exchange" means (i) with respect to any reference index , the principal exchange on which any stock underlying such reference index is traded and (ii) with respect to the Index Fund, the New York Stock Exchange. "Related exchange" means any exchange on which futures or options contracts relating to the relevant underlying are traded.

        A "business day" is any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York are generally authorized or obligated by law or executive order to close.

Market Disruption Events

        If the calculation agent determines that a market disruption event exists in respect of an underlying that comprises the basket on the valuation date, then that valuation date for such underlying will be postponed to the first succeeding index business day for that underlying on which the calculation agent determines that no market disruption event exists in respect of such underlying, unless the calculation agent determines that a market disruption event exists in respect of such underlying on each of the five index business days immediately following the scheduled valuation date. In that case, (a) the fifth succeeding index business day following the scheduled valuation date will be deemed to be the valuation date for such underlying, notwithstanding the market disruption event in respect of such underlying, and (b) the calculation agent will determine the closing level for that underlying on that deemed valuation date in accordance with the formula for and method of calculating that underlying last in effect prior to the commencement of the market disruption event in respect of such underlying using exchange traded prices on the relevant exchanges (as determined by the calculation agent in its sole and absolute discretion) or, if trading in any security or securities comprising such underlying has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on the exchanges (as determined by the calculation agent in its sole and absolute discretion) but for the suspension or limitation, as of the valuation time on that deemed valuation date, of each such security comprising such underlying (subject to the provisions described under "—Adjustments to the Calculation of the Underlyings" below). The valuation dates for each underlying comprising the basket not affected by a market disruption event shall be the scheduled valuation dates.

        In the event that a market disruption event exists in respect of an underlying that comprises the basket on the valuation date, the maturity date of the securities will be postponed to the fifth business day following the day as of which the closing level on the valuation date for each underlying comprising the basket has been calculated. No interest or other payment will be payable because of any such postponement of the maturity date.

        A "market disruption event" is:

(1)(A)	in respect of any reference index, the occurrence or existence on any index business day during the one-half hour period that ends at the relevant valuation time, of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on:

(a) the exchanges in securities that comprise 20% or more of the level of such reference index based on a comparison of (1) the portion of the level of such reference index attributable to each security in which trading is, in the determination of the calculation agent, materially suspended or materially limited relative to (2) the overall level of such reference index, in the case of (1) or (2) immediately before that suspension or limitation;
(b) a related exchange in options contracts on such reference index; or
(c) a related exchange in futures contracts on such reference index;

      in the case of (a), (b) or (c) if, in our determination, such suspension or limitation is material;

(B)	in respect of the Index Fund,

(a) the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Index Fund (or such successor index fund or such other security) on the primary market for such shares (or such successor index fund or such other security) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market;

(b) a breakdown or failure in the price and trade reporting systems of the primary market for the shares of the Index Fund (or such successor index fund or such other security) as a result of which the reported trading prices for such shares (or such successor index fund or such other security) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c) the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of the Index Fund (or such successor index fund or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case, as determined by the calculation agent in its sole discretion; and

(2)	in each case, a determination by the calculation agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to effect transactions with respect to an underlying or any instrument related to an underlying or to adjust or unwind all or a material portion of any hedge position in an underlying with respect to the securities.

Adjustments to the Calculation of the Underlyings

Adjustments to the Calculation of the Reference Indices

        If any of the reference indices is (a) not calculated and announced by its sponsor but is calculated and announced by a successor acceptable to the calculation agent or (b) replaced by a successor index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in such reference index, then such reference index will be deemed to be the index so calculated and announced by that successor sponsor or that successor index, as the case may be.

        Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us, if we are no longer acting as the calculation agent, and to the trustee, which will provide notice of the selection of the successor index to the registered holders of the securities in the manner set forth below.

        If (x) on or prior to the valuation date any reference index sponsor makes, in the determination of the calculation agent, a material change in the formula for or the method of calculating a reference index or in any other way materially modifies a reference index (other than a modification prescribed in that formula or method to maintain such reference index in the event of changes in the index constituents and other routine events) or (y) on the valuation date a reference index sponsor (or a successor sponsor) fails to calculate and announce a reference index, then the calculation agent will calculate the redemption amount using, in lieu of a published level for such reference index, the level for such reference index as at the valuation time on the valuation date as determined by the calculation agent in accordance with the formula for and method of calculating such reference index last in effect prior to that change or failure, but using only those securities that comprised such reference index immediately prior to that change or failure. Notice of adjustment of such reference index will be provided by the trustee in the manner set forth below.

        All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

Adjustments to the Calculation of the Index Fund

        If the Index Fund (or a successor index fund) is de-listed from the relevant exchange, liquidated or otherwise terminated, the calculation agent will substitute an exchange-traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund). If the Index Fund (or a successor index fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor index fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing level of one share of the Index Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index Fund. If a successor index fund is selected or the calculation agent calculates the closing level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index Fund, that successor index fund or closing level will be substituted for the Index Fund (or such successor index fund) for all purposes of the securities.

        If at any time:

  •
  the underlying index related to the Index Fund (or the underlying index related to a successor index fund) is changed in a material respect, or

  •
  the Index Fund (or a successor index fund) in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the closing level of one share of the Index Fund (or such successor index fund) had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing level of an exchange-traded fund comparable to the Index Fund (or such successor index fund) as if those changes or modifications had not been made, and calculate the closing level with reference to the Index Fund (or such successor index fund), as adjusted.

        The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

        The calculation agent will be solely responsible for the method of calculating the closing level of one share of the Index Fund (or any successor index fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

        If the shares of the Index Fund are subject to a share split or reverse share split, then once such split has become effective, the share adjustment factor will be adjusted so that the new share adjustment factor will equal the product of:

  •
  the prior share adjustment factor, and

  •
  the number of shares which a holder of one share of the Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediate following the applicable effective date.

Share Dividends or Distributions

        If the Index Fund is subject to a (i) share dividend, i.e., an issuance of additional shares of the Index Fund that is given ratably to all or substantially all holders of shares of the Index Fund or (ii) distribution of shares of the Index Fund as a result of the triggering of any provision of the corporate charter of the Index Fund, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the share adjustment factor will be adjusted so that the new share adjustment factor will equal the prior share adjustment factor plus the product of:

  •
  the prior share adjustment factor, and

  •
  the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund.

Non-cash Distributions

        If the Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund to all or substantially all holders of shares of the Index Fund (other than (i) share dividends or distributions referred to under "—Share Dividends or Distributions" above and (ii) cash dividends referred under "—Cash Dividends or Distributions" below), then, once the distribution has become effective and the shares of the Index Fund are trading ex-dividend, the share adjustment factor will be adjusted so that the new share adjustment factor shall equal the product of:

  •
  the prior share adjustment factor, and

  •
  a fraction, the numerator of which is the Current Market Price of one share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

        The "Current Market Price" of the Index Fund means the arithmetic average of the closing levels of one share of the Index Fund for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the share adjustment factor.

        "Ex-dividend date" means the first trading day on which transactions in the shares of the Index Fund trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

        The "Fair Market Value" of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Extraordinary Cash Dividends or Distributions

        A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of the Index Fund will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for the Index Fund by an amount equal to at least 10% of the closing price of the Index Fund on the first trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant pricing supplement.

        If an extraordinary cash dividend occurs, the share adjustment factor will be adjusted so that the new share adjustment factor shall equal the product of:

  •
  the prior share adjustment factor, and

  •
  a fraction, the numerator of which is the closing price of the Index Fund on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

Events of default and acceleration

        In case an event of default (as defined in the accompanying prospectus) with respect to any securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (in accordance with the acceleration provisions set forth in the accompanying prospectus) will be determined by the calculation agent and will equal, for each security, the arithmetic average, as determined by the calculation agent, of the fair market value of the securities as determined by at least three but not more than five broker-dealers (which may include Credit Suisse Securities (USA) LLC or any of our other subsidiaries or affiliates) as will make such fair market value determinations available to the calculation agent.

Purchases

        We may at any time purchase any securities, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

        If we purchase any securities and surrender the securities to the trustee for cancellation, the trustee will cancel them. For a further description of procedures regarding global securities representing book-entry securities, we refer you to "Description of Debt Securities—Book-Entry System" in the accompanying prospectus and "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement.

Calculation Agent

        The calculation agent is Credit Suisse International, an affiliate of ours. The calculations and determinations of the calculation agent will be final and binding upon all parties (except in the case of manifest error). The calculation agent will have no responsibility for good faith errors or omissions in its calculations and determinations, whether caused by negligence or otherwise. The calculation agent will not act as your agent. Because the calculation agent is an affiliate of ours, potential conflicts of interest may exist between you and the calculation agent. Please refer to "Risk Factors—There may be potential conflicts of interest."

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the securities, create and issue further securities ranking on an equal basis with the securities being offered hereby in all respects. Such further securities will be consolidated and form a single series with the securities being offered hereby and will have the same terms as to status, redemption or otherwise as the securities being offered hereby.

Notices

        Notices to holders of the securities will be made by first class mail, postage prepaid, to the registered holders.

THE UNDERLYINGS

The S&P 500® Index

General

        We have derived all information regarding the S&P 500® Index provided in this pricing supplement from publicly available sources. Such information reflects the policies of Standard & Poor's as stated in such sources, and such policies are subject to change by Standard & Poor's. We do not assume any responsibility for the accuracy or completeness of such information. Standard & Poor's is under no obligation to continue to publish the S&P 500® Index and may discontinue publication of the S&P 500® Index at any time.

        The aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the market value of the internal database maintained by Standard & Poor's of over 6,985 equities. Standard & Poor's chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

        As of June 27, 2008, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the number of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (84), Consumer Staples (41), Energy (39), Financials (90), Health Care (52), Industrials (55), Information Technology (71), Materials (28), Telecommunication Services (9) and Utilities (31). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

        The S&P 500® Index does not reflect the payment of dividends on the stocks underlying it and therefore the return on your securities will not be the same as the return you would receive if you were to purchase such underlying stocks and hold them until the maturity date.

Computation of the S&P 500® Index

        On March 21, 2005, Standard & Poor's began to calculate the S&P 500® Index based on a half float adjusted formula, and on September 16, 2005 the S&P 500® Index was fully float adjusted. The criteria employed by Standard & Poor's for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment. However, the adjustment affects each company's weight in the S&P 500® Index (i.e., its market value).

        Under float adjustment, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors and not all of a company's outstanding shares. Standard & Poor's defines three groups of shareholders whose holdings are subject to float adjustment:

  •
  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  •
  holdings by government entities, including all levels of government in the United States or foreign countries; and

  •
  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations,

    pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

        For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, Standard & Poor's will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® component stocks relative to the S&P 500® Index's base period of 1941-43 (the "base period").

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index ("index maintenance").

        Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

        The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares outstanding multiplied by 2; Stock price divided by 2	No
Share issuance (i.e., change is greater than or equal to 5%)	Shares outstanding plus newly issued shares	Yes
Share repurchase (i.e., change is greater than or equal to 5%)	Shares outstanding minus repurchased shares	Yes
Special cash dividends	Share price minus special dividend	Yes
Company change	Add new company market value minus old company market value	Yes
Rights offering	Price of parent company minus (Price of rights) (Right ratio)	Yes
Spinoffs (if spun-off company is not added to the S&P 500® Index)	Price of parent company minus (Price of spinoff co.) (Share exchange ratio)	Yes
Spinoffs (if spun-off company is added to the S&P 500® Index and another company is removed from the S&P 500® Index)	Add new company market value minus old company market value	Yes
Spinoffs (if spun-off company is added to the S&P 500® Index and no company is removed from the S&P 500® Index)	Add new company market value	No

        Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by Standard & Poor's so that there is no change in the market value of the S&P 500® component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® component stock and consequently of altering the aggregate market value of the S&P 500® component stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500® Index (the "Pre-Event Index Value") not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® component stock, a new index divisor ("New Divisor") is derived as follows:

Pre-Event Index Value	=	Post-Event Aggregate Market Value New Divisor
New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

        A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

License Agreement with S&P

        We or one of our affiliates and Standard & Poor's are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Standard & Poor's in connection with certain securities, including these securities. "Standard & Poor's®", "S&P®", "S&P 500®", Standard & Poor's 500", and "500" are trademarks of Standard & Poor's Corporation and have been licensed for use by Credit Suisse.

        The license agreement between Standard & Poor's and us provides that language substantially the same as the following language must be stated in this pricing supplement:

        The securities are not sponsored, endorsed, sold or promoted by Standard & Poor's Corporation. Standard & Poor's makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general stock market performance. The S&P 500® Index is determined, composed and calculated by Standard & Poor's without regard to the Licensee or the securities. Standard & Poor's has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index. Standard & Poor's is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued, sold, purchased, written or entered into by Licensee or in the determination or calculation of the equation by which the securities are to be converted into cash. Standard & Poor's has no obligation or liability in connection with the administration, marketing or trading of the securities.

        STANDARD & POOR'S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL STANDARD & POOR'S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Dow Jones EURO STOXX 50® Index

General

        Unless otherwise stated, all information regarding the Dow Jones EURO STOXX 50® Index provided in this pricing supplement is derived from STOXX, a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Group, or other publicly available sources. Such information reflects the policies of STOXX as stated in such sources, and such policies are subject to change by STOXX. We do not assume any responsibility for the accuracy or completeness of such information. STOXX is under no obligation to continue to publish the Dow Jones EURO STOXX 50® Index and may discontinue publication of the Dow Jones EURO STOXX 50® Index at any time.

        The Dow Jones EURO STOXX 50® Index was created by STOXX. Publication of the Dow Jones EURO STOXX 50® Index began on February 28, 1998, based on an initial Index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX website.

        The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Industry Classification Benchmark.

        The country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index as of June 18, 2008 are set forth below:

Country Weightings		Industrial Sector Weightings
France	32.5%	Banks	20.8%
Germany	27.5%	Utilities	12.4%
Spain	13.6%	Industrial Goods & Services	4.2%
Italy	12.0%	Insurance	10.9%
The Netherlands	8.2%	Telecommunications	8.1%
Finland	3.7%	Oil & Gas	10.3%
Luxembourg	2.6%	Technology	5.8%
		Automobiles & Parts	4.3%
		Chemicals	5.7%
		Construction & Materials	2.0%
		Food & Beverages	3.1%
		Personal & Household Goods	3.3%
		Health Care	2.6%
		Media	1.6%
		Retail	1.2%
		Financial Services	0.9%
		Basic Resources	2.6%

        The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index.

        The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

        The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the EURO STOXX 50® Index

        The Index is calculated with the "Laspeyres formula," which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index	=	free float market capitalization of the Index adjusted base date market capitalization of the Index	x 1,000

        The "free float market capitalization of the Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

        The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of the Dow Jones EURO STOXX 50® Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (share applicable).

(1)
Split and reverse split:

  Adjusted price = closing price * A / B
  New number of shares = old number of shares * B / A
  Divisor: no change

(2)
Rights offering:

  Adjusted price = (closing price * A + subscription price * B)/(A + B)
  New number of shares = old number of shares * (A + B) / A
  Divisor: increases

(3)
Stock dividend:

  Adjusted price = closing price * A/(A + B)
  New number of shares = old number of shares * (A + B)/A
  Divisor: no change

(4)
Stock dividend of another company:

  Adjusted price = (closing price * A-price of other company * B)/A
  Divisor: decreases

(5)
Return of capital and share consideration:

  Adjusted price = (closing price-dividend announced by company * (1-withholding tax)) * A/B
  New number of shares = old number of shares * B/A
  Divisor: decreases

(6)
Repurchase shares/self tender:

Adjusted price	=	((price before tender * old number of shares)- (tender price * number of tendered shares))/ (old number of shares-number of tendered shares)

  New number of shares = old number of shares-number of tendered shares

  Divisor: decreases

(7)
Spin-off:

  Adjusted price = (closing price * A-price of spun-off shares * B)/A

  Divisor: decreases

(8)
Combination stock distribution (dividend or split) and rights offering:

  For this corporate action, the following additional assumptions apply:

    •
    Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

    •
    If A is not equal to one share, all the following "new number of shares" formulae need to be divided by A:

    •
    If rights are applicable after stock distribution (one action applicable to other):

    Adjusted price = (closing price * A + subscription price * C *
    (1 + B / A))/((A + B) * (1 + C/A))
    New number of shares = old number of shares * ((A + B) * (1 + C / A))/A
    Divisor: increases

    •
    If stock distribution is applicable after rights (one action applicable to other):

    Adjusted price = (closing price * A + subscription price * C) / ((A + C * (1 + B/A))
    New number of shares = old number of shares * ((A + C) * (1 + B/A))
    Divisor: increases

    •
    Stock distribution and rights (neither action is applicable to the other):

    Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
    New number of shares = old number of shares * (A + B + C) /A
    Divisor: increases

        Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Dow Jones EURO STOXX 50® Index or any successor index. STOXX does not guarantee the accuracy or completeness of the Dow Jones EURO STOXX 50® Index or any data included in the Dow Jones EURO STOXX 50® Index. STOXX assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Dow Jones EURO STOXX 50® Index. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Dow Jones EURO STOXX 50® Index or the manner in which the Dow Jones EURO STOXX 50® Index is applied in determining the amount payable on the securities.

License Agreement with STOXX

        We and STOXX are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by STOXX in connection with certain securities, including these securities.

        The license agreement between STOXX and us provides that language substantially the same as the following language must be stated in this pricing supplement:

        The Dow Jones EURO STOXX 50® Index is proprietary and copyrighted material. The Dow Jones EURO STOXX 50® Index and the related trademarks have been licensed for certain purposes to us and our affiliates, as licensees.

        The securities are not sponsored, endorsed, sold or promoted by STOXX LIMITED ("STOXX") or DOW JONES & COMPANY, INC. ("DOW JONES"). Neither STOXX nor DOW JONES makes any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. The aforementioned Indexes are determined composed and calculated by STOXX or DOW JONES, as the case may be, without regard to the Licensee or the securities. Neither STOXX nor DOW JONES is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. Neither STOXX nor DOW JONES has any obligation or liability in connection with the administration, marketing or trading of the securities.

        NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN, AND NEITHER SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EITHER STOXX OR DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX AND THE LICENSEE.

The FTSE™ 100 Index

        Unless otherwise stated, all information regarding the FTSE 100 Index provided in this pricing supplement is derived from FTSE International Ltd. ("FTSE") or other publicly available sources. Such information reflects the policies of FTSE as stated in such sources, and such policies are subject to change by FTSE. We do not assume any responsibility for the accuracy or completeness of such information. FTSE is under no obligation to continue to publish the FTSE 100 Index and may discontinue publication of the FTSE 100 Index at any time.

        The FTSE 100 Index is a float-adjusted index calculated, published and disseminated by FTSE, a company owned equally by the London Stock Exchange (the "LSE") and the Financial Times. The FTSE 100 Index measures the composite price performance of stocks of the 100 most highly capitalized companies traded on the LSE. Publication of the FTSE 100 Index began in February 1984.

Calculation of the FTSE 100 Index

        The FTSE 100 Index is calculated by (i) multiplying the per share price of each stock included in the FTSE 100 Index by the number of outstanding shares, (ii) multiplying the product by a free float factor, expressed as a number between 0 and 1, where 1 represents a 100% free float (the free float factor for each security is published by FTSE), (iii) calculating the sum of all such products (the "FTSE Aggregate Market Value"), and (iv) dividing the FTSE Aggregate Market Value by a divisor that represents the FTSE Aggregate Market Value on the base date of the FTSE 100 Index and that can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSE 100 Index. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSE 100 Index than will movements in share prices of companies with relatively smaller market capitalization.

        The 100 stocks included in the FTSE 100 Index (the "FTSE Underlying Stocks") were selected from a reference group of stocks trading on the LSE that satisfy certain criteria, including liquidity based on public float, accuracy and reliability of prices, size and turnover of shares. The FTSE Underlying Stocks consist of the 100 stocks from this reference group with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

        The FTSE 100 Index is reviewed quarterly by a committee to provide stability while ensuring that the FTSE 100 Index continues to be representative of the market. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules that provide generally for the removal and replacement of a stock from the FTSE 100 Index if such stock is delisted, the issuer of such stock is subject to a takeover offer that has been declared unconditional or such stock has ceased, in the opinion of the committee, to be a viable component of the FTSE 100 Index. A stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted at the quarterly review if it has fallen to 111th place or below, in each case ranked on the basis of market capitalization. Other changes to the FTSE Underlying Stocks are made as the result of mergers, new issues and other events.

        Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the FTSE 100 Index or any successor index. FTSE does not guarantee the accuracy or completeness of the FTSE 100 Index or any data included in the FTSE 100 Index. FTSE assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the FTSE 100 Index. FTSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the FTSE 100 Index or the manner in which the FTSE 100 Index is applied in determining the amount payable on the securities.

License agreement with FTSE

        We and FTSE have entered into a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use certain indices calculated by FTSE in connection with certain securities, including these securities.

        The license agreement between FTSE and us provides that the following information must be set forth in this pricing supplement:

  The securities are not in any way sponsored, endorsed, sold or promoted by FTSE International Ltd. ("FTSE") or by the London Stock Exchange Ltd. ("LSE") or by The Financial Times Limited ("FT") and neither FTSE or the LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index and/or the figure at which the said FTSE 100 Index stands at any particular time on any particular day or otherwise. The FTSE 100 Index is compiled and calculated solely by FTSE. However, neither FTSE or the LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE 100 Index and neither the LSE or FT shall be under any obligation to advise any person of any error therein.

  FTSE™ is a trademark of London Stock Exchange Limited and The Financial Times Limited and is used by FTSE International Limited under license.

  The FTSE 100 Index is calculated by FTSE International Limited in conjunction with the Institute of Actuaries. FTSE International Limited accepts no liability in connection with the trading of any products on the FTSE 100 Index.

  All copyright in the index values and constituent list vest in FTSE International Limited. We have obtained full license from FTSE International Limited to use such rights in the creation of this product.

The S&P/TSX 60 Index

        Unless otherwise stated, all information regarding the S&P/TSX 60 Index provided in this pricing supplement is derived from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), or other publicly available sources. We do not assume any responsibility for the accuracy or completeness of such information. The series of S&P/TSX Canada Indices are calculated and managed by S&P. The Toronto Stock Exchange ("TSX") is the owner and distributor of all S&P/TSX equity index data. The S&P/TSX 60 Index is a subset of the S&P/TSX Composite Index—the leading benchmark for Canada. The S&P/TSX 60 Index has 60 constituents and represents Canadian large cap securities with a view to matching the sector balance of the S&P/TSX Composite Index. S&P is under no obligation to continue to publish the S&P/TSX 60 Index and may discontinue publication of the S&P/TSX 60 Index at any time.

        The S&P/TSX 60 Index is maintained by the S&P Canadian Index Committee (the "Committee"), which is comprised of seven members, including four members from S&P and three from the TSX. The Committee follows a set of published guidelines for maintaining the S&P/TSX 60 Index, which are excerpted and summarized below. All changes to the S&P/TSX 60 Index are announced to the public via press release and are also available on S&P's website.

Criteria for S&P/TSX 60 Index Additions

  •
  Eligibility.  Generally, to be eligible for inclusion in the S&P/TSX 60 Index, securities must be constituents of the S&P/TSX Composite Index.

  •
  Market Capitalization.  The Committee generally selects among larger securities, as measured by the float-adjusted market capitalization, in the S&P/TSX Composite Index.

  •
  Liquidity.  Only stocks that are actively and regularly traded are considered for inclusion in any S&P/TSX index. Generally, only stocks with a float turnover exceeding 0.35 are considered for inclusion in the S&P/TSX 60 Index. This is a guideline only and may be changed at the discretion of the Committee. In addition, this range may be overridden for purposes of sector balance described below.

  •
  Company Fundamentals.  Only companies with established track records of both revenues and earning will normally be considered for inclusion in the S&P/TSX 60 Index.

  •
  Sector Representations.  The Committee strives to maintain a balance in line with the industry sector balance of the S&P/TSX Composite Index.

        The Committee prefers to minimize unnecessary turnover in index membership. Changes are made to the S&P/TSX 60 Index on an as needed basis. Changes to the S&P/TSX Composite Index are generally only made as part of the quarterly review. The most common cause of deletion is merger or acquisition of a company. Other common reasons for deletion include bankruptcy, restructuring or other corporate actions. If a company substantially fails to meet one or more of the guidelines above for inclusion or if a company fails to meet the rules for continued inclusion in the S&P/TSX Composite Index, it will be removed. The timing of removals is at the discretion of the Committee.

Eligibility Factors for the S&P/TSX Composite Index

        Market Capitalization.    To be eligible for inclusion in the S&P/TSX Composite Index, a security must meet the following two criteria:

    •
    Based on the volume weighted average price ("VWAP") over the last three trading days of the month-end prior to the quarterly review, the security must represent a minimum weight of 0.05% of the S&P/TSX Composite Index, after including the quoted market value ("QMV") of that security in the total float capitalization of the S&P/TSX Composite Index. In the event that any constituent security of the S&P/TSX Composite Index has a weight more than 10% at any month-end, the minimum weights for the purpose of inclusion will be capped at 25% of that security's relative weight in its particular industry sector.

    •
    The security must have a minimum VWAP of C$1 over the past three months and over the last three trading days of the month-end prior to the quarterly review.

        Liquidity.    Liquidity will be measured by the following three criteria. A security must meet all three of the criteria to be considered eligible for inclusion in the S&P/TSX Composite Index, based on available public information.

    •
    Trading volume, dollar value traded and number of transactions of the security for the 12 months immediately preceding its consideration as a candidate for inclusion in the S&P/TSX Composite Index must be at least 0.025% of the sum of all eligible securities' trading volume, dollar value traded and number of transactions, as determined by trading on the TSX. Volume is adjusted for splits and consolidations and will be represented by the class of shares eligible for inclusion in the S&P/TSX Composite Index. To ensure that no single company dominates trading, the trading statistics are capped at a maximum of 15% for value, volume and transaction for the purpose of this test.

    •
    A candidate for inclusion in the S&P/TSX Composite Index must not have more than 25 non-trading days over the past 12 calendar months. A non-trading day shall be defined as any day where a security does not trade a minimum of one board lot when the TSX is open for trading.

    •
    The float turnover, as measured by comparing the 12-month volume relative to the current float shares, must be at least 0.25. For the purpose of this calculation, the float shares of an issuer that has more than one class of listed common shares will be combined. The volume will be based on the volume of the eligible class.

        Domicile.    Issuers of constituent securities of the S&P/TSX Composite Index must be incorporated, established, in the case of income trusts, or formed, in the case of limited partnerships, under Canadian federal, provincial or territorial jurisdictions and listed on the TSX.

        Eligible Securities.    Securities issued by mutual fund corporations, preferred shares, exchangeable shares, warrants, installment receipts and other securities deemed inappropriate by the Committee, from time to time, are not eligible for inclusion in the S&P/TSX Composite Index. To be included in the eligible securities pool, securities must be listed on the TSX for at least 12 full calendar months as of the month-end prior to the applicable quarterly review.

        Shares Outstanding.    The shares counted for S&P/TSX Composite Index calculation are issued and outstanding shares of a security (rounded to the nearest thousand). This count is float-adjusted to reflect only available shares.

        Under float adjustment, the share counts used in calculating the S&P/TSX Composite Index reflect only those shares that are available to investors, rather than all of a company's outstanding shares. Float adjustment excludes shares closely held by control groups, other publicly traded companies or government agencies.

        The goal is to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock's price and their evaluation of the company's future prospects. S&P defines three groups of shareholders whose holdings are presumed to be for control and which are, therefore, subject to float adjustment. Within each group, the holdings are totaled. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares used in index calculation. The three groups are:

  •
  Holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buy-out groups.

  •
  Holdings by government entities, including all levels of government in Canada or foreign countries.

  •
  Holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders. Second, holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

        Buffer Rules.    For quarterly review deletions, certain modified buffer rules with respect to market capitalization and liquidity apply and must be met in order for the security at issue to remain in the S&P/TSX Composite Index.

        Sector Classification.    Stocks are classified by the Global Industry Classification Standard ("GICS®"). The ten GICS sectors are Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunications Services and Utilities.

Calculation of the S&P/TSX 60 Index

        On any given day, the value of the S&P/TSX 60 Index is the quotient of the total float-adjusted market capitalization of its constituent securities and its divisor. Continuity in S&P/TSX 60 Index values is maintained by adjusting the divisor for all changes in the constituents' share capital after the base date. This includes additional and deletions to the S&P/TSX 60 Index, rights issues, share buy-backs and issuances, and spin-offs. The divisor's time series is, in effect, a chronological summary of all changes in affecting the base capital of the S&P/TSX 60 Index. The divisor is adjusted such that the value of the S&P/TSX 60 Index at an instant just prior to a change in base capital equals the index value at an instant immediately following that change.

License Agreement

        We or one of our affiliates and Standard & Poor's are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Standard & Poor's in connection with certain securities, including these securities. "Standard & Poor's®", "S&P®", and "S&P/TSX 60" are trademarks of Standard & Poor's Corporation and have been licensed for use by Credit Suisse.

        The license agreement between Standard & Poor's and us provides that language substantially the same as the following language must be stated in this pricing supplement:

        The securities are not sponsored, endorsed, sold or promoted by Standard & Poor's Corporation ("S&P"). Neither S&P nor The Toronto Stock Exchange ("TSX") makes any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P/TSX 60 to track general stock market performance. The S&P/TSX 60 is determined, composed and calculated by S&P without regard to the Licensee or the securities. S&P and TSX have no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the S&P/TSX 60. S&P and TSX are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued, sold, purchased, written or entered into by Licensee or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P and TSX have no obligation or liability in connection with the administration, marketing or trading of the securities.

        S&P AND TSX DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P/TSX 60 OR ANY DATA INCLUDED THEREIN AND S&P AND TSX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P AND TSX MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/TSX 60 OR ANY DATA INCLUDED THEREIN. S&P AND TSX MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P/TSX 60 OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P AND TSX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The iShares MSCI Emerging Markets Index Fund

        We have obtained all information contained in this pricing supplement regarding the iShares® MSCI Emerging MarketsSM Index Fund from publicly available information. That information reflects the policies of, and is subject to change by, iShares® Inc. ("iShares®"), Barclays Global Investors, N.A. ("BGI"), and Barclays Global Fund Advisors ("BGFA"). The Index Fund is an investment portfolio maintained and managed by iShares® and is one of numerous separate investment portfolios that comprise the iShares Trust (the "Trust"), a registered investment company. BGFA is the investment advisor to the Index Fund. The Index Fund is an exchange traded fund ("ETF") that trades on NYSE Arca under the ticker symbol "EEM." BGFA provides an investment program for each fund under the Trust and manages the investments of its assets. BGFA uses teams of portfolio managers, investment strategists and other investment specialists. BGFA also arranges for transfer agency, custody, fund administration and all other non-distribution related services necessary for the Index Fund to operate. Under an investment advisory agreement, BGFA is responsible for all expenses of the Trust, including the cost of the transfer agency, custody, fund administration, legal, audit and other services, except interest expense and taxes, brokerage expenses, distribution fees or expenses, and extraordinary expenses.

        BGFA uses a representative sampling strategy for the Index Fund, according to which it invests in a representative sample of stocks underlying the MSCI Emerging MarketsSM Index that collectively has an investment profile similar to the MSCI Emerging MarketsSM Index. BGFA expects that, over time, the correlation between the Index Fund's performance and that of the MSCI Emerging MarketsSM Index, before fees and expenses, will be 95% or better. The MSCI Emerging MarketsSM Index is further described below.

        The shares of the Index Fund are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580,100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC's website is http://www.sec.gov. In addition, information regarding the Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.

        This pricing supplement relates only to the securities offered hereby and does not relate to the shares of the Index Fund. We have derived all disclosures contained in this pricing supplement regarding the Index Fund from publicly available documents. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Index Fund in connection with the offering of the securities. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding the Index Fund are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares of the Index Fund have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Index Fund could affect the value you will receive on the Maturity Date with respect to the securities and therefore the market value of the securities. Neither we nor any of our affiliates have any obligation to disclose any information about the Index Fund or after the date of this pricing supplement.

        Neither we nor any of our affiliates makes any representation to you as to the performance of the shares of the Index Fund. As a prospective purchaser of securities, you should undertake such independent investigation of the Index Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the shares of the Index Fund.

        The Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The Index Fund's investment objective and its underlying index may be changed without shareholder approval. The MSCI Emerging Markets Index is sponsored MSCI Inc., which is independent of the Index Fund and BGFA. MSCI determines the relative weightings of the securities in the MSCI Emerging Markets Index and publishes information regarding the market value of the MSCI Emerging Markets Index.

MSCI Emerging Markets Index

        The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. As of September 30, 2007, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of September 30, 2007, the three largest industries represented in the MSCI Emerging Markets Index were materials, energy and banks.

License Agreement with BGI

        We have entered into an agreement with BGI providing us with a non-exclusive license and, for a fee, with the right to use the iShares® MSCI Emerging MarketsSM Index Fund, which is owned and published by BGI, in connection with certain securities, including the securities.

        iSHARES® IS A REGISTERED MARK OF BGI. BGI HAS LICENSED CERTAIN TRADEMARKS AND TRADE NAMES OF BGI TO THE LICENSEE. THE SECURITIES LINKED TO THE iSHARES® MSCI EMERGING MARKETSSM INDEX FUND ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY BGI. BGI MAKES NO REPRESENTATIONS OR WARRANTIES TO THE OWNERS OF THE iSHARES® MSCI EMERGING MARKETSSM INDEX FUND OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE SECURITIES. BGI HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE OPERATION, MARKETING, TRADING OR SALE OF THE SECURITIES.

Historical Performance of the Underlyings

        The following table sets forth the published high and low closing levels of each underlying during each calendar quarter from April 1, 2003 through July 2, 2008. The closing levels of the S&P 500 Index, the EURO STOXX 50 Index, the FTSE 100 Index, the S&P/TSX 60 Index and the Index Fund on July 2, 2008 were 1261.52, 3288.52, 5426.30, 835.53 and 129.50, respectively. We obtained the closing levels and other information below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. You should not take the historical levels of the underlyings as an indication of future performance of the underlyings or the securities. The level of the underlyings may decrease so that you will receive less than your principal amount at maturity. We cannot give you any assurance that the levels of any of the underlyings will decrease from and including the trade date to and including the valuation date or that you will not receive at maturity an amount substantially less than the principal amount of your securities.

	Low	High	Close		Low	High	Close
S&P®500 Index
				2006
2003				First Quarter	1254.78	1307.25	1294.83
Second Quarter	858.48	1011.66	974.50	Second Quarter	1223.69	1325.76	1270.20
Third Quarter	965.46	1039.58	995.97	Third Quarter	1234.49	1339.15	1335.85
Fourth Quarter	1018.22	1111.92	1111.92	Fourth Quarter	1331.32	1427.09	1418.30
2004				2007
First Quarter	1091.33	1157.76	1126.21	First Quarter	1374.12	1459.68	1420.86
Second Quarter	1084.10	1150.57	1140.84	Second Quarter	1424.55	1539.18	1503.35
Third Quarter	1063.23	1129.30	1114.58	Third Quarter	1406.70	1553.08	1526.75
Fourth Quarter	1094.81	1213.55	1211.92	Fourth Quarter	1407.22	1565.15	1468.36
2005				2008
First Quarter	1163.75	1225.31	1180.59	First Quarter	1273.37	1447.16	1322.70
Second Quarter	1137.50	1216.96	1191.33	Second Quarter	1278.38	1426.63	1280.00
Third Quarter	1194.44	1245.04	1228.81	Third Quarter (through
Fourth Quarter	1176.84	1272.74	1248.29	July 2, 2008)	1261.52	1284.91	1261.52
	Low	High	Close		Low	High	Close
EUROSTOXX 50 Index
				2006
2003				First Quarter	3532.68	3874.61	3853.74
Second Quarter	2067.23	2527.44	2419.51	Second Quarter	3408.02	3890.94	3648.92
Third Quarter	2366.86	2641.55	2395.87	Third Quarter	3492.11	3899.41	3899.41
Fourth Quarter	2434.63	2760.66	2760.66	Fourth Quarter	3880.14	4140.66	4119.94
2004				2007
First Quarter	2702.05	2959.71	2787.49	First Quarter	3906.15	4272.32	4181.03
Second Quarter	2659.85	2905.88	2811.08	Second Quarter	4189.55	4556.97	4489.77
Third Quarter	2580.04	2806.62	2726.30	Third Quarter	4062.33	4557.57	4381.71
Fourth Quarter	2734.37	2955.11	2951.01	Fourth Quarter	4195.58	4489.79	4399.72
2005				2008
First Quarter	2924.01	3114.54	3055.73	First Quarter	3431.82	4339.23	3628.06
Second Quarter	2930.10	3190.80	3181.54	Second Quarter	3340.27	3882.28	3352.81
Third Quarter	3170.06	3429.42	3428.51	Third Quarter (through
Fourth Quarter	3241.14	3616.33	3578.93	July 2, 2008)	3288.52	3292.86	3288.52

	Low	High	Close		Low	High	Close
FTSE 100 Index
				2006
2003				First Quarter	5633.8	6036.3	5964.6
Second Quarter	3684.8	4207.0	4031.2	Second Quarter	5506.8	6132.7	5833.4
Third Quarter	3963.9	4314.7	4091.3	Third Quarter	5681.7	5986.6	5960.8
Fourth Quarter	4169.2	4476.9	4476.9	Fourth Quarter	5937.1	6260.0	6220.8
2004				2007
First Quarter	4309.4	4559.1	4385.7	First Quarter	6000.7	6444.4	6308.0
Second Quarter	4395.2	4575.7	4464.1	Second Quarter	6315.5	6732.4	6607.9
Third Quarter	4287.0	4608.4	4570.8	Third Quarter	5858.9	6716.7	6466.8
Fourth Quarter	4564.5	4820.1	4814.3	Fourth Quarter	6070.9	6730.7	6456.9
2005				2008
First Quarter	4783.6	5060.8	4894.4	First Quarter	5414.4	6479.4	5702.1
Second Quarter	4789.4	5114.4	5113.2	Second Quarter	5518.2	6376.5	5625.9
Third Quarter	5158.3	5494.8	5477.7	Third Quarter (through
Fourth Quarter	5142.1	5638.3	5618.8	July 2, 2008)	5426.3	5479.9	5426.3

	Low	High	Close		Low	High	Close
S&P/TSX 60 Index
				2006
2003				First Quarter	645.05	688.65	682.54
Second Quarter	361.72	402.61	394.63	Second Quarter	615.86	702.80	653.46
Third Quarter	394.39	430.94	416.58	Third Quarter	647.25	693.86	673.16
Fourth Quarter	421.94	461.33	458.72	Fourth Quarter	660.96	749.51	742.77
2004				2007
First Quarter	463.71	494.62	475.59	First Quarter	716.27	765.50	752.45
Second Quarter	449.51	494.28	472.78	Second Quarter	758.40	813.47	799.70
Third Quarter	451.76	483.53	482.19	Third Quarter	744.18	841.75	817.39
Fourth Quarter	486.88	514.80	511.91	Fourth Quarter	773.99	848.82	808.53
2005				2008
First Quarter	498.36	547.49	533.87	First Quarter	710.51	818.31	783.44
Second Quarter	515.47	565.15	555.06	Second Quarter	789.94	900.93	863.19
Third Quarter	556.63	626.19	620.04	Third Quarter (through
Fourth Quarter	575.14	637.60	634.72	July 2, 2008)	835.53	835.53	835.53

	Low	High	Close		Low	High	Close
iShares MSCI Emerging Markets Index Fund
				2006
2003				First Quarter	91.5500	100.7800	99.0000
Second Quarter	33.2333	40.8667	39.9667	Second Quarter	81.9500	111.1000	93.9000
Third Quarter	40.4000	47.6600	45.3100	Third Quarter	87.6000	99.3000	96.7700
Fourth Quarter	46.5000	54.6433	54.6433	Fourth Quarter	95.3000	114.6000	114.1700
2004				2007
First Quarter	55.1500	59.5067	58.5000	First Quarter	105.2900	118.6300	116.5000
Second Quarter	47.6533	60.6133	53.8767	Second Quarter	117.4500	133.2000	131.6500
Third Quarter	50.8900	57.5000	57.5000	Third Quarter	118.5000	150.4000	149.4500
Fourth Quarter	56.7000	67.2833	67.2833	Fourth Quarter	141.5300	167.1900	150.3000
2005				2008
First Quarter	63.6333	73.9500	67.6000	First Quarter	126.4666	151.1000	134.3800
Second Quarter	65.1000	73.1100	71.6000	Second Quarter	133.4100	155.1300	135.7200
Third Quarter	71.8300	85.0200	84.8800	Third Quarter (through
Fourth Quarter	75.1500	89.5000	88.2500	July 2, 2008)	129.5000	133.3000	129.5000

Historical Basket Levels

        The following table sets forth the historical performance of the basket during each calendar quarter from April 1, 2003 through July 2, 2008, assuming that the basket was weighted in the same manner as described in this pricing supplement. We obtained the closing levels of the reference indices and the Index Fund from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the basket should not be taken as an indication of future performance, and no assurance can be given as to the final basket level. We cannot guarantee that the levels of the underlyings comprising the basket, and therefore the level of the basket, will decrease from and including the trade date to and including the valuation date or that you will not receive at maturity an amount substantially less than the principal amount of your securities.

	Low	High	Close		Low	High	Close
Basket
				2006
2003				First Quarter	0.9671	1.0179	1.0130
Second Quarter	0.6115	0.7028	0.6776	Second Quarter	0.9258	1.0445	0.9807
Third Quarter	0.6786	0.7301	0.6933	Third Quarter	0.9474	1.0312	1.0288
Fourth Quarter	0.7079	0.7819	0.7819	Fourth Quarter	1.0241	1.1091	1.1040
2004				2007
First Quarter	0.7690	0.8195	0.7929	First Quarter	1.0638	1.1379	1.1137
Second Quarter	0.7547	0.8142	0.7961	Second Quarter	1.1172	1.2103	1.1910
Third Quarter	0.7446	0.7976	0.7873	Third Quarter	1.0962	1.2306	1.2128
Fourth Quarter	0.7807	0.8575	0.8571	Fourth Quarter	1.1397	1.2555	1.1910
2005				2008
First Quarter	0.8331	0.8860	0.8542	First Quarter	1.0081	1.1783	1.0525
Second Quarter	0.8257	0.8873	0.8761	Second Quarter	1.0190	1.1523	1.0238
Third Quarter	0.8801	0.9319	0.9319	Third Quarter (through
Fourth Quarter	0.8826	0.9660	0.9562	July 2, 2008)	1.0000	1.0000	1.0000

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain United States federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are a:

  •
  financial institution,

  •
  mutual fund,

  •
  tax-exempt organization,

  •
  insurance company,

  •
  dealer in securities or foreign currencies,

  •
  person (including traders in securities) using a mark-to-market method of accounting,

  •
  person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions in effect as of the date of this product supplement, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

        For purposes of this discussion, the term "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the district of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership holds securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX

CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders Generally

        The treatment of the securities for U.S. federal income tax purposes is uncertain. The Issuer intends to treat the securities as a prepaid, cash-settled financial contract, with respect to the stocks that comprise the reference index or indices, that is eligible for open transaction treatment for U.S. federal income tax purposes and by purchasing the securities, you agree with us (in the absence of an administrative or judicial ruling to the contrary) to treat your securities for all tax purposes in accordance with such characterization. If your securities are so treated, you should recognize capital gain or loss upon the maturity of your securities (or upon your sale, exchange or other disposition of your securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in the securities. In addition, your tax basis in your securities would generally be equal to the price you paid for them. Capital gain of a noncorporate U.S. holder is generally subject to tax at a maximum rate of 15% if the property is held for more than one year.

        The characterization of the securities as prepaid financial contracts as described above is not free from doubt and it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. The Issuer is not responsible for any adverse consequences that a purchaser may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

        You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Non-U.S. Holders Generally

        In the case of a holder of the securities that is not a U.S. holder and has no connection with the United States other than holding its security (a "non-U.S. holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the securities by a non-U.S. holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated that they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on whether, (a) the holder of an instrument such as the securities should be required to accrue income during its term (e.g., under a mark-to-market, accrual or other methodology), (b) income and gain on such an instrument should be ordinary or capital, and (c) foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding Notice 2008-2 and its possible impact on them.

Possible Legislation on Prepaid Forwards

        On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill.

        The Bill, if enacted would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly federal short-term rate determined under Code Section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

        While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the Bill and any future tax legislation that may apply to their securities.

Backup Withholding and Information Reporting

        A HOLDER OF THE SECURITIES MAY BE SUBJECT TO INFORMATION REPORTING AND TO BACKUP WITHHOLDING WITH RESPECT TO CERTAIN AMOUNTS PAID TO THE HOLDER UNLESS SUCH HOLDER PROVIDES A CORRECT TAXPAYER IDENTIFICATION NUMBER (OR OTHER PROOF OF AN APPLICABLE EXEMPTION) AND OTHERWISE COMPLIES WITH APPLICABLE REQUIREMENTS OF THE BACKUP WITHHOLDING RULES.

BENEFIT PLAN INVESTOR CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, (the "Code"), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include "plan assets" by reason of any such plan's or arrangement's investment therein (we refer to the foregoing collectively as "Plans") and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans ("Non-ERISA Arrangements") are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a "Similar Law").

        In addition to ERISA's general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" as defined in ERISA or "disqualified persons" as defined in Section 4975 of the Code (we refer to the foregoing collectively as "parties in interest") unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

        In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called "service provider exemption"). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

        Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law because such purchase, holding and subsequent disposition is covered by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the service provider exemption or a similar exemption from a Similar Law prohibition.

        Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the securities. We also refer you to the portions of the accompanying prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

        Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent deposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement, we have agreed to sell $                        principal amount of securities to Credit Suisse Securities (USA) LLC.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities by other brokers/dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

        Credit Suisse Securities (USA) LLC intends to make a secondary market in the securities. Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, may use this pricing supplement, together with the accompanying prospectus supplement and prospectus, in connection with the offers and sales of securities related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, has any obligation to make a market in the securities and any broker-dealer subsidiary or affiliate that does make a market in the securities may discontinue any market-making activities at any time without notice, at its sole discretion. No assurance can be given as to the liquidity of the trading market for the securities. The securities will not be listed on a national securities exchange in the United States.

        We reserve the right to withdraw, cancel or modify the offer made hereby without notice.

        Credit Suisse Securities (USA) LLC, the underwriter, is our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Section 2720 of the NASD, Inc. Conduct Rules.

        We have agreed to indemnify Credit Suisse Securities (USA) LLC against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments that Credit Suisse Securities (USA) LLC may be required to make in that respect. We have also agreed to reimburse Credit Suisse Securities (USA) LLC for expenses.

        In connection with the offering, Credit Suisse Securities (USA) LLC may engage in stabilizing transactions and over-allotment transactions in accordance with Regulation M under the Exchange Act.

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  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment involves sales by Credit Suisse Securities (USA) LLC in excess of the principal amount of securities Credit Suisse Securities (USA) LLC is obligated to purchase, which creates a short position. Credit Suisse Securities (USA) LLC will close out any short position by purchasing securities in the open market.

        These stabilizing transactions may have the effect of raising or maintaining the market prices of the securities or preventing or retarding a decline in the market prices of the securities. As a result, the prices of the securities may be higher than the prices that might otherwise exist in the open market.

        Credit Suisse Securities (USA) LLC and its affiliates have engaged and may in the future engage in commercial banking and investment banking and other transactions with us and our affiliates in the ordinary course of business.

        The securities may be offered for sale in those jurisdictions in the United States where it is lawful to make such offers.

        Credit Suisse Securities (USA) LLC has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the securities directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that it will not impose any obligations on us.

        No action has been or will be taken by us or Credit Suisse Securities (USA) LLC that would permit a public offering of the securities or possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus in any jurisdiction other than the United States.

        Concurrently with the offering of the securities through Credit Suisse Securities (USA) LLC as described in this pricing supplement, we may issue other securities from time to time as described in the accompanying prospectus supplement and prospectus.

Credit Suisse

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
CREDIT SUISSE
USE OF PROCEEDS AND HEDGING
DESCRIPTION OF THE SECURITIES
THE UNDERLYINGS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
BENEFIT PLAN INVESTOR CONSIDERATIONS
UNDERWRITING